WESTERN PACIFIC AIRLINES, INC.
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                   EXHIBIT 11


                                          FOR THE YEAR ENDED DECEMBER 31,
                                     ----------------------------------------
                                         1996          1995          1994
                                     ------------  ------------  ------------
Common Share Outstanding beginning
 of period                             13,220,913     6,580,250          -

Effect of Weighting Shares:
 Issuance of Common Stock                  90,544       347,766     8,527,783
 Conversion of Preferred Stock               -        2,396,363          -
 Exercise of Affinity Warrants               -            6,658          -
 Purchase of Treasury Stock                (1,250)         -             -
                                     ------------  ------------  ------------
Total                                  13,310,207     9,331,036     8,527,783
                                     ============  ============  ============

Net Loss                              (23,718,750)  (10,494,856)   (1,442,402)
                                     ============  ============  ============

NET LOSS PER COMMON AND COMMON
 SHARE EQUIVALENT SHARES:
Net Loss Per Share (Primary and
 Fully Diluted)                          (1.78)        (1.12)         (.17)
                                     ============  ============  ============